99.1 Press Release

FOR IMMEDIATE RELEASE

Mountain High Acquisitions Corp. Engages D9 Manufacturing, Inc.
to Assist in the Development of Turnkey Infrastructure and
Harness Technology Opportunities in the Cannabis Sector

(DENVER, Colo.) May 30, 2017 – MOUNTAIN HIGH ACQUISITIONS CORP (OTCQB: MYHI) announces that it has entered into an agreement with D9 Manufacturing, Inc., an Arizona based company that offers a wide variety of engineering, manufacturing and consulting services to the cannabis sector. MYHI has engaged D9 to assist in the identification, acquisition, and development of infrastructure and technology opportunities in the burgeoning cannabis market.

“To date we have primarily focused on businesses within the hemp and CBD nutraceutical space. However, this agreement with D9 will allow us to take advantage of opportunities in the broader cannabis space,” said MYHI CEO Alan Smith. “We see tremendous potential for growth as we expand to serve as a turnkey, cutting-edge infrastructure provider to licensed cannabis growers, processors and producers in regulated markets.”

In addition to assisting in the design, permitting, development and operation of scalable infrastructure, MYHI plans to help licensed operators leverage scientific and technological innovations specifically geared to optimize the cultivation and processing of cannabis.

Ferrel Raskin, CEO of D9 Manufacturing, Inc. added, “We look forward to bringing our expertise and connections to this relationship with MYHI. From real estate development to cultivation, extraction and manufacturing technologies, we have built a strong, well-rounded team that has been actively serving the expanding cannabis industry. We see a lot of new opportunities in this space every day—especially on the science and technology front. MYHI and its management team bring additional business acumen and an excellent financing vehicle to fuel these opportunities and bring them to fruition.”

About Mountain High

Mountain High Acquisitions Corp. (OTCQB: MYHI) is a holding company focused on the acquisition and development of businesses and other assets within the cannabis sector. For additional information please contact Alan Smith at alan.smith@avidcap.com.

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